Exhibit 10.1

EXECUTION VERSION

THIS AMENDED AND RESTATED CHAPTER 11 RESTRUCTURING SUPPORT AGREEMENT DOES NOT CONSTITUTE, AND SHALL NOT BE DEEMED TO BE, AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OR 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS AMENDED AND RESTATED CHAPTER 11 RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AMENDMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS AMENDED AND RESTATED CHAPTER 11 RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS.

AMENDED AND RESTATED CHAPTER 11 RESTRUCTURING SUPPORT AGREEMENT

This AMENDED AND RESTATED CHAPTER 11 RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of February 21, 2023 (the “Execution Date”), by and among the following parties (each of the following described in clauses (a) through (e) of this preamble, collectively, the “Parties”):1

(a)       Revlon, Inc. (“Revlon”), a company incorporated under the Laws of Delaware, and each of its direct and indirect subsidiaries that are debtors and debtors in possession in the Chapter 11 Cases listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Creditor Parties (collectively, the “Debtors”);

(b)       the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2020 Term B-1 Loan Claims that have executed and delivered counterpart signature pages to the Original RSA, this Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors and counsel to the Consenting Creditor Parties (collectively, the “Consenting 2020 B-1 Lenders”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or in the Plan attached hereto as Exhibit B.

(c)       the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2020 Term B-2 Loan Claims that have executed and delivered counterpart signature pages to the Original RSA, this Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors and counsel to the Consenting Creditor Parties (collectively, the “Consenting 2020 B-2 Lenders” and, together with the Consenting 2020 B-1 Lenders, the “Consenting BrandCo Lenders”);

(d)       the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2016 Term Loan Claims that have executed and delivered counterpart signature pages to the Original RSA, this Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors and counsel to the Consenting Creditor Parties (collectively, the “Consenting 2016 Lenders” and, together with the Consenting BrandCo Lenders, the “Consenting Lenders”); and

(e)       the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Creditors’ Committee” and, together with the Consenting Lenders, the “Consenting Creditor Parties”).  For the avoidance of doubt, the Parties acknowledge that each individual member of the Creditors’ Committee is not a Party or a Consenting Creditor Party by reason of its membership or participation on the Creditors’ Committee and expressly reserves all rights and remedies with respect to its General Unsecured Claims or Unsecured Notes Claims and the Unsecured Notes Indenture, as applicable, without limitation hereby.

RECITALS

WHEREAS, on June 15, 2022 (the “Petition Date”), each of the Debtors commenced a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on December 19, 2022, the Debtors, certain of the Consenting BrandCo Lenders, and the Creditors’ Committee entered into that certain Chapter 11 Restructuring Support Agreement (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original RSA”), pursuant to which such parties agreed to take certain actions to implement certain restructuring transactions with respect to the Debtors on the terms and conditions set forth therein;

WHEREAS, the Debtors, the Consenting BrandCo Lenders, the Consenting 2016 Lenders, and the Creditors’ Committee have in good faith and at arm’s length negotiated certain modifications to the restructuring transactions with respect to the Debtors and settlements in respect of disputes among the Parties on the terms set forth in this Agreement and as specified in the First Amended Joint Plan of Reorganization of Revlon, Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code attached as Exhibit B hereto (as may be amended, supplemented, or otherwise modified from time to time pursuant to this Agreement, including all exhibits, schedules, supplements, appendices, annexes, and attachments thereto, the “Plan”);

WHEREAS, Section 14(a) of the Original RSA provides that the Original RSA may be modified, amended, or supplemented in accordance with its terms and subject to the consent rights set forth therein;

WHEREAS, pursuant to Section 14(a) of the Original RSA, the Debtors, the Required Consenting BrandCo Lenders, and the Creditors’ Committee desire to amend, restate and replace in its entirety the Original RSA with this Agreement, and the Consenting 2016 Lenders desire to join this Agreement, in each case effective as of the Amendment Effective Date; and

WHEREAS, the Consenting BrandCo Lenders party to the Original RSA shall remain and be bound by this Agreement in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

AGREEMENT

Section 1.          Definitions and Interpretation.

1.01     Definitions.  The following terms shall have the following definitions:

“Adversary Proceeding” means the adversary proceeding captioned AIMCO CLO 10 LTD, et al. v. Revlon, Incl., et al., Adv. Pro. No. 22-01167 (DSJ) (Bankr. S.D.N.Y. Oct. 31, 2022).

“Adversary Stay and Dismissal Order” has the meaning set forth in Section 7.01(k) of this Agreement.

“Agreement” has the meaning set forth in the preamble hereof and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02 (including the Plan).

“Agreement Effective Period” means, with respect to a Party, the period from the Amendment Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Counterproposal Notice” has the meaning set forth in Section 9.02 of this Agreement.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment (including any equity commitment or investment for which the Debtors have not received the prior written consent of the Required Consenting BrandCo Lenders), liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, capital structure inconsistent with the Plan, or similar transaction involving any one or more Debtors, or any material portion of any of their assets, in each case in whole or in part, or the debt, equity, or other interests in any one or more Debtors other than in accordance with or in furtherance of one or more of the Restructuring Transactions.

“Amendment Effective Date” means the date on which each of the conditions set forth in Section 2 has been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Backstop Motion” means the motion seeking approval of the Backstop Commitment Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“BrandCo Settlement Termination Date” has the meaning set forth in Section 6.02(a).

“Breach Notice” means a written notice which shall (a) be delivered in connection with a purported breach of this Agreement in accordance with this Agreement and (b) set forth the provision(s) under this Agreement pursuant to which the purported breach has occurred and the purported grounds for the delivery of such notice.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Canadian Recognition Proceeding” means the proceeding commenced before the Ontario Superior Court of Justice (Commercial List) pursuant to the Companies’ Creditors Arrangement Act to recognize the Chapter 11 Cases in Canada.

“Cash-Out Backstop Lenders” means, collectively, the Specified Cash-Out Backstop Lenders and the Consenting 2016 Lenders managed or advised by (a) Angelo, Gordon & Co. L.P., (b) Glendon Capital Management L.P., (c) King Street Capital Management, L.P., (d) Nut Tree Capital Management, LP, or (e) Oak Hill Advisors, L.P..

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Company Claims/Interests” means Claims against, and Interests in, any Debtor.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information, in connection with any proposed Restructuring Transactions.

“Consenting 2016 Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2016 Lenders Termination Events” has the meaning set forth in Section 13.02.

“Consenting 2020 B-1 Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2020 B-2 Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting BrandCo Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting BrandCo Lenders Termination Events” has the meaning set forth in Section 13.01.

“Consenting Creditor Parties” has the meaning set forth in the preamble to this Agreement.

“Consenting Creditor Parties Termination Events” has the meaning set forth in Section 13.03.

“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.

“Creditors’ Committee” has the meaning set forth in the preamble to this Agreement.

“Creditors’ Committee Constituent Claims” has the meaning set forth in Section 6.01(a)(i).

“Creditors’ Committee Termination Events” has the meaning set forth in Section 13.03.

“Debtor Termination Events” has the meaning set forth in Section 13.04.

“Debtors” has the meaning set forth in the preamble to this Agreement.

“Deferred B-1 Adequate Protection Payment” has the meaning set forth in Section 5.04(c).

“Definitive Documents” shall mean the documents set forth in Section 3.01, including all exhibits, annexes, schedules, amendments, and supplements relating to such documents.

“Equivalent GUC Treatment” has the meaning set forth in Section 6.01(a)(i).

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“First Lien Exit Facilities Term Sheet” means the term sheet which sets forth the material terms of the First Lien Exit Facilities, which is attached as Exhibit C hereto.

“Fiduciary Out Notice” has the meaning set forth in Section 9.01 of this Agreement.

“Independent Investigation” means the internal investigation of potential claims, if any, that certain Debtors may hold against insiders and affiliates being conducted by the investigation committee of the board of directors of Holdings.

“Interim Compensation Order” means the Order Authorizing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy court on July 21, 2022 [Docket No. 259].

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit D.

“Law” means any federal, state, provincial, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” has the meaning set forth in Section 4.01 of this Agreement.

“Original RSA” has the meaning set forth in the recitals to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” has the meaning set forth in Section 10.01 of this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 10.01.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan Effective Date” means the “Effective Date” as defined in the Plan.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of its business to purchase from customers and sell to customers Company Claims/Interests (including debt securities, other debt, or interests) or enter into with customers long and short positions in Company Claims/Interests (including debt securities, other debt, or interests), in its capacity as a dealer or market maker in such Company Claims/Interests, and (b) is, in fact, regularly in the business of making a market in Claims against, or Interests in, issuers or borrowers (including debt securities, other debt, or interests).

“Required Consenting 2016 Lenders” means, as of the relevant date, Consenting 2016 Lenders holding a majority of the aggregate principal amount of the 2016 Term Loan Claims held by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders as of such date.

“Required Consenting 2020 B-1 Lenders” means, as of the relevant date, Consenting 2020 B-1 Lenders holding a majority of the aggregate principal amount of the 2020 Term B-1 Loans held by the Ad Hoc Group of BrandCo Lenders as of such date.

“Required Consenting 2020 B-2 Lenders” means, as of the relevant date, Consenting 2020 B-2 Lenders holding a majority of the aggregate principal amount of the 2020 Term B-2 Loans held by the Ad Hoc Group of BrandCo Lenders as of such date.

“Required Consenting BrandCo Lenders” means, as of the relevant date, the Required Consenting B-1 Lenders and the Required Consenting B-2 Lenders.

“Revlon” has the meaning set forth in the preamble to this Agreement.

“Settled Litigation” has the meaning set forth in Section 6.01(b)(ii) of this Agreement.

“Specified Cash-Out Backstop Lenders” means, collectively, the Consenting 2016 Lenders that are or are managed or advised by (a) Sunrise Partners Limited Partnership, (b) HPS Investment Partners, (c) New Generation Advisors, LLC, (d) Benefit Street Partners, (e) Cedar Funding V CLO, Ltd, or (f) Ellington CLO Management LLC.

“Termination Date” means, with respect to a Party, the date on which termination of this Agreement as to such Party is effective in accordance with Section 13.01, 13.02, 13.03, 13.04, 13.05, or 13.06, as applicable.

“Termination Events” has the meaning set forth in Section 13.04.

“Termination Notice” means a written notice which shall (a) be delivered in connection with a Termination Event in accordance with this Agreement and (b) set forth the provision(s) under this Agreement pursuant to which the Termination Event has occurred and the purported grounds for such termination.

“Transfer” means, as the context requires, (a) to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions), or (b) a transaction effectuating any of the foregoing.

“Transfer Agreement” means an executed form of transfer agreement (a) providing, among other things, that a transferee of Company Claims/Interests is bound by the terms of this Agreement to the same extent as the transferor of such Company Claims/Interests, including, with respect to any transferee of 2016 Term Loan Claims Transferred by a Cash-Out Backstop Lender, the obligations set forth in Section 5.01(a)(x) and (b) substantially in the form attached hereto as Exhibit E.

“UCC BrandCo Challenge” means any Challenge by the Creditors’ Committee to the Prepetition BrandCo Credit Facilities, the Prepetition BrandCo Credit Facility Debt, the Prepetition BrandCo Liens, or the Prepetition BrandCo Secured Parties (in each case, as defined in the Final DIP Order).

“UCC BrandCo Challenge Deadline” means the last day of the Challenge Period (as defined in the Final DIP Order) with respect to the UCC BrandCo Challenges.

“UCC Settlement Termination Date” has the meaning set forth in Section 6.02(c).

“UCC Settlement Waiver Date” has the meaning set forth in Section 6.02(b).

“U.S. Trustee” means the United States Trustee for the Southern District of New York.

1.02     Interpretation.  For purposes of this Agreement:

(a)       in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

(b)       capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)       unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(d)       unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)       the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety, including all exhibits, annexes, and schedules attached hereto in accordance with Section 15.02, rather than to any particular portion of this Agreement;

(f)        captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)       references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h)       the use of “include” or “including” is without limitation, whether stated or not; and

(i)        the phrase “counsel to the Consenting Creditor Parties” refers in this Agreement to each counsel specified in Section 15.10 other than counsel to the Debtors.

Section 2.          Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Amendment Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)       each of the Debtors shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)       the Required Consenting BrandCo Lenders shall have executed and delivered counterpart signature pages to this Agreement in accordance with Section 15.07;

(c)      holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of at least two-thirds of the combined aggregate amount of (i) Allowed 2016 Term Loan Claims (inclusive of validly executed but unsettled trades) and (ii) Allowed 2020 Term B‑3 Loan Claims shall have executed and delivered counterpart signature pages to this Agreement in accordance with Section 15.07;

(d)       an authorized representative of the Creditors’ Committee shall have executed and delivered a counterpart signature page to this Agreement to counsel to each of the Parties; and

(e)       counsel to the Debtors shall have given notice to counsel to the Consenting Creditor Parties in the manner set forth in Section 15.10 hereof (by email or otherwise) that the conditions to the Amendment Effective Date set forth in this Section 2 have occurred.

Section 3.          Definitive Documents.

3.01     The Definitive Documents governing the Restructuring Transactions shall include the following, which shall, in each case, be in form and substance consistent with this Agreement, including Section 3.02:

(a)       the Plan (including, for the avoidance of doubt, all exhibits, annexes, exhibits, schedules, and supplements related thereto, including the Plan Supplement);

(b)       the Confirmation Order;

(c)       the Disclosure Statement Order;

(d)       the Solicitation Materials, including the Disclosure Statement;

(e)       the Exit Facilities Documents, including the Incremental New Money Commitment Letter;

(f)        the Equity Rights Offering Documents, including the Backstop Commitment Agreement, the Backstop Order, and the Equity Rights Offering Procedures;

(g)       [reserved;]

(h)       the New Organizational Documents;

(i)        the Talc PI Distribution Procedures;

(j)        the GUC Trust Agreement;

(k)       the New Warrant Agreement;

(l)        the documentation setting the distribution record date and means of distribution under the Plan and the procedures for designating the recipients of distributions under the Plan;

(m)      any materials relating to (a) through (l) above or (n) below, that are filed in the Canadian Recognition Proceeding or any other foreign proceeding commenced by any Debtor in connection with the Restructuring Transactions; and

(n)       all other documents, motions, pleadings, briefs, applications, orders, agreements, supplements, and other filings, including any summaries or term sheets in respect thereof, that are directly related to any of the foregoing or as may be reasonably necessary or advisable to implement the Restructuring Transactions.

3.02     The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion.  The Definitive Documents, including all amendments and modifications thereto and including all forms thereof filed with the Bankruptcy Court, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14 and be in form and substance reasonably acceptable to the Debtors and the Required Consenting BrandCo Lenders; provided that (i) the Definitive Documents identified in Section 3.01(a)-(c), and (e) shall be in form and substance acceptable to the Debtors and the Required Consenting BrandCo Lenders, other than the Third-Party New Money Exit Facility, which shall be in form and substance acceptable solely to the Debtors and the Required Consenting 2020 B-2 Lenders, (ii) the Definitive Documents identified in Section 3.01(f) and (k) shall be in form and substance acceptable solely to the Debtors and the Required Consenting 2020 B-2 Lenders; provided that any material reduction in the ERO Price Per Share shall also be reasonably acceptable to the Required Consenting 2020 B-1 Lenders, (iii) the Definitive Documents identified in Section 3.01(i) and (j) shall be in form and substance reasonably acceptable solely to the Debtors and the Required Consenting 2020 B-2 Lenders, and (iv) the Definitive Documents identified in Section 3.01(h) and the Reorganized Holdings Board shall be determined by and acceptable to the Required Consenting 2020 B-2 Lenders in their sole discretion; provided further that, if any provision, or any amendment or modification of such provision, of the Definitive Documents has the effect of causing the Plan treatment of holders of the 2020 Term B-1 Loan Claims or holders of the 2020 Term B-2 Loan Claims to be less favorable than that set forth in the Plan, only the affected group of the Required Consenting 2020 B-1 Lenders and/or the Required Consenting 2020 B-2 Lenders, as applicable, receiving the less favorable treatment may exercise the consent rights as set forth in this Section 3, solely with respect to such provision, or any amendment or modification of such provision.  In addition and not in limitation of the foregoing, (w) the provisions of the Definitive Documents providing for or impacting treatment of General Unsecured Claims and/or Unsecured Notes Claims shall also be in form and substance reasonably acceptable to the Creditors’ Committee, (x) the New Warrant Agreement shall also be in form and substance reasonably acceptable to the Creditors’ Committee, (y) any provision, or any amendment or modification of such provision, of the Definitive Documents that has a material, disproportionate and adverse effect on the treatment or economic recovery of the OpCo Term Loan Claims (including that otherwise disproportionately and materially adversely affects OpCo Term Loan Claims as a class as compared to 2020 Term B-2 Loan Claims as a class) shall also be in form and substance reasonably acceptable to the Required Consenting 2016 Lenders, and (z) the New Organizational Documents shall have minority protections consistent with the Article IV.G of the Plan or otherwise reasonably acceptable to the Required Consenting 2016 Lenders.  For the avoidance of doubt, the terms of this Agreement (including the exhibits attached hereto) have been agreed by all the Parties.

Section 4.          Milestones.

4.01     The Debtors shall implement the Restructuring Transactions in accordance with the following milestones (the “Milestones”):

(a)        no later than February 21, 2023, the Debtors shall file with the Bankruptcy Court: (i) the Plan; and (ii) an amended Disclosure Statement reflecting the Plan;

(b)       no later than February 22, 2023, the Bankruptcy Court shall have entered the Disclosure Statement Order;

(c)       no later than February 22, 2023, the Bankruptcy Court shall have entered the Backstop Order;

(d)       no later than February 28, 2023, the Debtors shall have commenced the solicitation of votes to accept or reject the Plan;

(e)       no later than April 4, 2023, the Bankruptcy Court shall have entered the Confirmation Order; and

(f)        no later than April 18, 2023, the Plan Effective Date shall have occurred.

4.02     A Milestone may only be extended or waived with the prior written consent of the Debtors and the Required Consenting BrandCo Lenders (email being sufficient).

Section 5.          Commitments of the Consenting Creditor Parties.

5.01     Affirmative Commitments.

(a)        During the Agreement Effective Period as to each Consenting Creditor Party, such Consenting Creditor Party agrees, (in the case of each Consenting Creditor Party, in respect of all of its Company Claims/Interests presently owned and hereafter acquired (for so long as it remains the beneficial or record owner thereof, or the nominee, investment manager, or advisor for beneficial holders thereof)), to:

(i)       support the consummation and implementation of the Restructuring Transactions;

(ii)      [reserved;]

(iii)     negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party;

(iv)     with respect to each Consenting Lender, prior to the date by which the Consenting Lender shall be required to vote on the Plan, vote each of its Company Claims/Interests (including, with respect to any unsettled trades by using commercially reasonable efforts to exercise all rights it has under the related trade confirmation to cause and direct the applicable holder of such Company Claims/Interests to vote) to accept the Plan by delivering its duly executed and completed ballot accepting the Plan in accordance with the Solicitation Materials;

(v)      with respect to each Consenting Lender, to the extent it is permitted to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(vi)     with respect to each Consenting Lender, to the extent that it is permitted to opt in to the releases set forth in the Plan, elect to opt in to the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(vii)    with respect to each Consenting Lender, not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clause (ii), (iv), (v), or (vi) above;

(viii)   support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with, Confirmation or consummation of the Plan;

(ix)     support, and not directly or indirectly object to, delay, impede, or take any other action to interfere with, any motion or other pleading or document filed by a Debtor in the Bankruptcy Court or any other court that is consistent in all respects with this Agreement and the Restructuring Transactions;

(x)     with respect to each Cash-Out Backstop Lender, not make the Class 4 Equity Election in respect of the treatment under the Plan for such Consenting 2016 Lender’s 2016 Term Loan Claims; provided that the Cash-Out Backstop Lenders, other than the Specified Cash-Out Backstop Lenders, may be deemed to make the Class 4 Equity Election in accordance with the Plan in the event the Class 4 Equity Election is made for less than $543 million of Allowed OpCo Term Loan Claims in the aggregate;

(xi)     with respect to the Consenting Lenders, if reasonably requested by counsel to the Ad Hoc Group of BrandCo Lenders, execute and deliver any documentation reasonably requested by counsel to the Ad Hoc Group of BrandCo Lenders necessary to evidence such Consenting Lender’s election under section 1111(b)(2) of the Bankruptcy Code for such Consenting Lender’s 2020 Term B-1 Loan Claims, 2020 Term B-2 Loan Claims, and/or OpCo Term Loan Claims, as applicable; and

(b)        In addition to the commitments set forth in Section 5.01(a), during the Agreement Effective Period as to the Creditors’ Committee, the Creditors’ Committee agrees to:

(i)       upon the written request of the Debtors, timely file a formal objection, or joinder to any such objection, to any motion, application, or other pleading filed with the Bankruptcy Court or any other court seeking the entry of an order for relief that: (A) is inconsistent with this Agreement in any material respect; or (B) would, or would be reasonably expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions;

(ii)      provide, for inclusion in the Solicitation Materials, a letter recommending that all holders of General Unsecured Claims and Unsecured Notes Claims vote in favor of the Plan and grant the releases contained in the Plan; and

(iii)     upon the written request of the Debtors, timely file a formal objection or opposition to any motion, application, or adversary proceeding or other action or proceeding asserting any Settled Litigation.

5.02      Negative Commitments.

(a)         During the Agreement Effective Period as to each Consenting Creditor Party, such Consenting Creditor Party agrees (in the case of each Consenting Lender, in respect of all of its Company Claims/Interests presently owned (as detailed on the signature pages attached hereto) and hereafter acquired, in each case, for so long as it remains the beneficial or record owner thereof, or the nominee, investment manager, or advisor for beneficial holders thereof) that it shall not directly or indirectly, and it shall not direct any other Entity to:

(i)       object to, delay, impede, or take any other action to interfere with, delay, or impede the acceptance, consummation, or implementation of the Plan or the Restructuring Transactions;

(ii)      seek, solicit, propose, file, support, vote in favor of, assist, engage in negotiations in connection with, or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal;

(iii)     file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement or the Restructuring Transactions;

(iv)     initiate, or have initiated on its behalf, any litigation or proceeding of any kind that is inconsistent with this Agreement or the Restructuring Transactions against the Debtors or the other Parties (it being understood, for the avoidance of doubt, that any litigation or proceeding to enforce this Agreement or any Definitive Document or that is otherwise permitted under this Agreement shall not be construed to be inconsistent with this Agreement or the Restructuring Transactions);

(v)      exercise, or direct any other Person to exercise, any right or remedy for the enforcement, collection, or recovery of any Company Claims/Interests in a manner that is inconsistent with this Agreement; or

(vi)     object to, delay, impede, or take any other action to interfere with the Debtors’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code or any stay in the Canadian Recognition Proceeding, other than as permitted by this Agreement.

5.03      Additional Provisions Regarding the Consenting Creditor Parties’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)         be construed to prohibit any Consenting Creditor Party from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, or impeding, directly or indirectly, the Restructuring Transactions;

(b)        affect the ability of any Consenting Creditor Party to consult with any other Consenting Creditor Party, the Debtors, or any other party in interest in the Chapter 11 Cases (including the United States Trustee), so as long as such consultation and any communications in connection therewith are not inconsistent with this Agreement or any applicable confidentiality agreement, and are not for the purpose of delaying, interfering, or impeding, directly or indirectly, the Restructuring Transactions;

(c)         impair or waive the rights of any Consenting Creditor Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions;

(d)        prevent any Consenting Creditor Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(e)         be construed to prohibit any Consenting Lender from, either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing, or responding to any proposal to purchase or sell Company Claims/Interests, so long as such Consenting Lender complies with Section 10; or

(f)          obligate a Consenting Lender to deliver a vote to support the Plan or prohibit a Consenting Lender from changing such vote, in each case from and after the Termination Date as to such Consenting Lender (other than pursuant to Section 13.06).  For the avoidance of doubt, upon the Termination Date as to a Consenting Lender (other than pursuant to Section 13.06), such Consenting Lender’s vote shall automatically be deemed void ab initio and such Consenting Lender shall have a reasonable opportunity to cast a vote; or

(g)        prohibit any Consenting Creditor Party from taking any other action that is not inconsistent with this Agreement, the Restructuring Transactions, or any Definitive Document.

5.04      Additional Commitments of the Consenting BrandCo Lenders.

During the Agreement Effective Period, each Consenting BrandCo Lender agrees to:

(a)         with respect to Consenting BrandCo Lenders that are DIP Lenders, which collectively constitute Required DIP Lenders (as defined in the Final DIP Order), consent to the payment by the Debtors of the fees and expenses incurred by the professionals retained by the Creditors’ Committee in connection with or relating to the investigation and/or prosecution of any Challenge (as defined in the Final DIP Order) through December 19, 2022 notwithstanding the application of any Investigation Cap (as such term is defined by the Final DIP Order) immediately upon execution of this Agreement and approval and/or authorization to pay such fees and expenses in accordance with the Interim Compensation Order and other such orders of the Bankruptcy Court, so long as the Creditors’ Committee remains bound to this Agreement and not in breach of any of their respective obligations hereunder;

(b)        negotiate in good faith and use commercial best efforts to reach an agreement with the Debtors on the outstanding terms of the Global Bonus Program in accordance with the terms of the Restructuring Term Sheet attached as Exhibit B to the Original RSA by March 2, 2023;

(c)         with respect to Consenting B-1 Lenders, which constitute the Majority Facility Lenders (as defined in the BrandCo Credit Agreement) with respect to the 2020 Term B-1 Loans, consent to the deferral of an amount equal to $20,000,000 of the BrandCo B-1 Payment (as defined in the Final DIP Order) due on March 8, 2023 to the Holders of the 2020 Term B-1 Loan Claims pursuant to the Final DIP Order (the “Deferred B-1 Adequate Protection Payment”) until the earliest of the termination of this Agreement as to the Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders, the termination of this Agreement as to the Consenting BrandCo Lenders and the Plan Effective Date.  The Parties agree that such Deferred B-1 Adequate Protection Payment shall bear interest, payable quarterly at the non-default interest rate applicable to the 2020 Term B-1 Loans under the BrandCo Credit Agreement; and

(d)         with respect to Consenting BrandCo Lenders that are Debt Commitment Parties and that have delivered a signature page to this Agreement, negotiate in good faith an amendment to the Debt Commitment Letter to reflect the increase of the Aggregate Rights Offering Amount from $650 million to $670 million and to provide in a manner consistent with the changes that were made to the Backstop Commitment Agreement in connection with the execution of this Agreement that the Backstop Commitment Cash Premium (as defined in the Debt Commitment Letter) shall not be payable if the Backstop Commitment Letter is terminated by any party thereto as a result of (i) the entry of Confirmation Order or the Backstop Order being denied, or any of such orders being reversed, vacated, reconsidered or otherwise ceasing to constitute a final order, (ii) any ruling in the Adversary Proceeding that would render confirmation of the Plan impractical or impossible, or (iii) any applicable law or order of any governmental unit shall prevent or prohibit the confirmation of the Plan or the consummation of a material portion of the transactions contemplated by the Debt Commitment Letter or the other First Lien Exit Facilities Documents (as defined in the Debt Commitment Letter).

5.05      Additional Commitments of the Consenting 2016 Lenders.

During the Agreement Effective Period, each Consenting 2016 Lender that is a member of the Ad Hoc Group of 2016 Term Loan Lenders agrees to:

(a)      (i) consent to and cooperate with the Debtors and the Required Consenting BrandCo Lenders in causing the entry of the Adversary Stay and Dismissal Order, (ii) at the hearing on the Disclosure Statement, cause counsel for the Ad Hoc Group of 2016 Term Loan Lenders to make an oral request for entry of the Adversary Stay and Dismissal Order, and (iii) support the entry of the Adversary Stay and Dismissal Order by the Bankruptcy Court and deliver all consents necessary thereto;

(b)      prior to or at the hearing on the Disclosure Statement, take all actions necessary to cause all objections filed by the Ad Hoc Group of 2016 Term Loan Lenders pending in the Chapter 11 Cases as of the Amendment Effective Date to be withdrawn, including (i) the Objection of Ad Hoc Group of 2016 Term Loan Lenders to the Debtors’ Disclosure Statement [Docket No. 1389], (ii) the Objection of Ad Hoc Group of 2016 Term Loan Lenders to Motion of Debtors for the Entry of an Order (I) Authorizing the (A) Debtors’ Entry Into the Backstop Commitment Agreement, (B) Debtors’ Entry Into the Debt Commitment Letter, (C) Debtors to Perform all Obligations Under the Backstop Commitment Agreement and the Debt Commitment Letter, and (D) Incurrence, Payment, and Allowance of Related Premiums, Fees, Costs, and Expenses as Administrative Expense Claims, (II) Approving the Rights Offering Procedures and Related Forms, and (III) Granting Related Relief [Docket No. 1391] and (iii) the Objection of Ad Hoc Group of 2016 Term Loan Lenders to Debtors’ Second Motion to Extend the Debtors’ Exclusive Periods to File a Chapter 11 Plan and Solicit Acceptances Thereof Pursuant to Section 1121 of the Bankruptcy Code [Docket No. 1396];

(c)         not, directly or indirectly, and not direct any other Entity to (i) investigate, assert, prosecute, or support, directly or indirectly, including by filing any document in support of, propounding discovery in support of, advocating to the Bankruptcy Court in favor of, or transferring material work product (whether in writing or orally) in furtherance of another’s support of, any Settled Litigation or any other litigation or objection inconsistent in any way with the Consummation of the Plan; or (ii) seek payment from the Debtors or the Reorganized Debtors for any fees relating to any of the foregoing, other than as expressly permitted by this Agreement; and

(d)      support inclusion in the Confirmation Order of (i) findings of fact and conclusions of law acceptable to the Required Consenting BrandCo Lenders that all claims and causes of action asserted in the Adversary Proceeding are Estate Causes of Action and released under the Plan, (ii) an injunction acceptable to the Required Consenting BrandCo Lenders barring any Person from pursuing any such claims or causes of action or any other claims arising out of or related to the facts and circumstances alleged in the Adversary Proceeding, and (iii) a bar order prohibiting the assertion by any party that is not a Released Party of any claim for indemnity or contribution against any Released Party arising out of or reasonably flowing from the claims or allegations in any claim that is released as against the Released Parties under the Plan, in each case to be binding and final solely from and after the Plan Effective Date; provided that the Parties agree the Consenting 2016 Lenders shall not be prejudiced in any manner by such provisions in the Confirmation Order in the event the Plan Effective Date does not occur and no Party shall be permitted to rely on or assert the effectiveness of any such provision against such Consenting 2016 Lenders in the absence of the occurrence of the Plan Effective Date.

Section 6.          Continuing Obligations of the Consenting BrandCo Lenders and the Creditors’ Committee.

6.01      Commitment of the Consenting BrandCo Lenders and the Creditors’ Committee.

(a)         Upon the Amendment Effective Date and continuing until the BrandCo Settlement Termination Date, each Consenting BrandCo Lender agrees to:

(i)       use its commercially reasonable best efforts to cause the Plan and any Alternative Restructuring Proposal sought, solicited, proposed, filed, supported, voted in favor of, negotiated, formulated, prepared, or otherwise prosecuted by the Required Consenting BrandCo Lenders provides for treatment of each class of General Unsecured Claims, Unsecured Note Claims, and Qualified Pension Plans (collectively, “Creditors’ Committee Constituent Claims”) that is not economically less favorable to the holders of such class than the treatment of such class contemplated under the reorganization transaction contemplated under the Plan (such treatment, “Equivalent GUC Treatment”); and

(ii)      without the Creditors’ Committee’s consent, not amend the Plan in any manner, or seek, solicit, propose, file, support, or participate in the formulation, preparation, filing, or prosecution of any Alternative Restructuring Proposal, that would offer or likely result in treatment of any class of Creditors’ Committee Constituent Claims that is less favorable to the holders of such class than the Equivalent GUC Treatment of such class contemplated under the Plan.

(b)        Upon the Amendment Effective Date and continuing until the UCC Settlement Termination Date, the Creditors’ Committee agrees that it shall not directly or indirectly, and shall not direct any other Entity to:

(i)       object to, delay, impede, or take any other action to interfere with, delay, or impede the acceptance, consummation, or implementation of any Alternative Restructuring Proposal sought, solicited, filed, supported, voted in favor of, negotiated, formulated, prepared or otherwise prosecuted by the Required Consenting BrandCo Lenders that provides for Equivalent GUC Treatment; or

(ii)    (A) investigate, assert, prosecute, or support, directly or indirectly, including by filing any document in support of, propounding discovery in support of, advocating to the Bankruptcy Court in favor of, or transferring material work product (whether in writing or orally) in furtherance of another’s support of (except but solely to the extent the Creditors’ Committee is required by applicable Law to disclose any such work product that is not entitled to protection from discovery), (I) any challenge to the amount, validity, perfection, enforceability, priority, or extent of, or seek avoidance, disallowance, subordination, or recharacterization of, any portion of any Claim of, or security interest or continuing lien granted to or for the benefit of, the 2016 Agent, any Holder of a 2020 Term Loan Claim or BrandCo Agent; (II) any action for preferences, fraudulent transfers or conveyances, other avoidance power claims or any other claims, counterclaims or causes of action, objections, contests, or defenses against the 2016 Agent, any Holder of a 2020 Term Loan Claim, BrandCo Agent or BrandCo Entity; (III) any other Challenge (as defined in the Final DIP Order) against the 2016 Agent, any Holder of a 2020 Term Loan Claim or BrandCo Agent or any Claims or liens thereof; or (IV) any other Financing Transactions Litigation Claims (collectively, “Settled Litigation”); or (B) seek payment for any fees relating to any of the foregoing, other than as expressly permitted by this Agreement.

6.02      Termination and Remedies.

(a)         The Consenting BrandCo Lenders’ obligations under Section 6.01(a) shall automatically terminate upon the occurrence of any of the following events (the date of such termination, the “BrandCo Settlement Termination Date”):

(i)       the termination of this Agreement, in each case solely, as to the Creditors’ Committee, by (A) the Required Consenting BrandCo Lenders pursuant to Section 13.01(a), (e), or (k), (B) the Creditors’ Committee, other than pursuant to pursuant to Section 13.03(a) as a result of a breach by the Required Consenting BrandCo Lenders of their obligations under Section 6.01(a), or (C) by the Debtors pursuant to Section 13.04(c);

(ii)      the delivery of a notice by the Required Consenting BrandCo Lenders to counsel to the Creditors’ Committee upon the breach by the Creditors’ Committee of its obligations under Section 6.01(b), which breach remains uncured (to the extent curable) for ten (10) Business Days after the Required Consenting BrandCo Lenders transmit a Breach Notice to counsel to the Creditors’ Committee hereof detailing any such breach; or

(iii)     the occurrence of the UCC Settlement Termination Date.

(b)         The Creditors’ Committee agrees that, upon the occurrence of a BrandCo Settlement Termination Date occurring pursuant to any of the events described in Section 6.02(a)(i) or (ii) (such date, the “UCC Settlement Waiver Date”), (i) the Creditors’ Committee’s obligations under Section 6.01(b) shall survive; (ii) the UCC BrandCo Challenge Deadline shall immediately and automatically be deemed to have expired; and (iii) the Creditors’ Committee shall be deemed to have waived any and all rights to assert any Settled Litigation or objections to Confirmation of the Plan on any basis other than an objection on behalf of Holders of General Unsecured Claims and/or Unsecured Notes Claims to Confirmation based upon a valid Alternative Restructuring Proposal for an Acceptable Alternative Transaction (as defined in the restructuring term sheet attached as Exhibit B to the Original RSA) received by the Debtors.

(c)         In the event of a breach by the Required Consenting BrandCo Lenders of their obligations under Section 6.01(a), which breach remains uncured for ten (10) Business Days after the Creditors’ Committee transmits a Breach Notice to counsel to the Ad Hoc Group of BrandCo Lenders detailing such breach, the Creditors’ Committee may elect to either (i) terminate the Creditors’ Committee’s obligations under Section 6.01(b) by delivering a notice to counsel to the Ad Hoc Group of BrandCo Lenders (the date of such termination, the “UCC Settlement Termination Date”) or (ii) seek specific performance of the Consenting BrandCo Lenders’ obligations under Section 6.01(a); provided that, for the avoidance of doubt, the Creditors’ Committee shall not be permitted to seek specific performance of Section 6.01(a) at any time after the UCC Settlement Waiver Date.  Upon the UCC Settlement Termination Date, (x) the Creditors’ Committee shall be permitted to seek standing and, if granted standing, to prosecute a UCC BrandCo Challenge in respect to the Settled Litigation and (y) the UCC BrandCo Challenge Deadline shall be deemed to occur on the date that is five (5) days after the UCC Settlement Termination Date; provided that, if the breach by the Required Consenting BrandCo Lenders is subsequently cured, the Creditors’ Committee shall immediately withdraw such UCC BrandCo Challenge and any notice of a UCC Settlement Termination Date shall be deemed rescinded.  For the avoidance of doubt, at any time prior to the UCC Settlement Termination Date, the Required Consenting BrandCo Lenders may seek specific performance of the Creditors’ Committee’s obligations under Section 6.01(b).  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the provisions of Section 6 hereof shall survive termination of this Agreement.

Section 7.           Commitments of the Debtors.

7.01      Affirmative Commitments.  Except as expressly permitted in Section 9.02, during the Agreement Effective Period, each of the Debtors agrees to, and agrees to cause each of its direct and indirect subsidiaries to:

(a)         support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and the Milestones;

(b)        to the extent any legal or structural impediment arises that would prevent, hinder, impede, or delay the consummation of the Restructuring Transactions, take all steps reasonably necessary and desirable to address any such impediment, and negotiate in good faith any appropriate additional or alternative provisions or agreements to address any such impediment;

(c)        use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals for the Restructuring Transactions;

(d)        negotiate in good faith and use commercially reasonable efforts to take all steps reasonably necessary to (i) consummate the Restructuring Transactions and (ii) execute and implement the Definitive Documents;

(e)         not file or seek authority to file any pleading inconsistent with this Agreement, including the consent rights set forth in Section 3, or the Restructuring Transactions;

(f)         timely file a formal objection to any motion, application, or pleading filed with the Bankruptcy Court seeking the entry of an order for relief that: (i) is materially inconsistent with this Agreement or any Definitive Document; or (ii) would, or would be reasonably expected to, frustrate the purposes of this Agreement or any Definitive Document, including by preventing the consummation of the Restructuring Transactions;

(g)         timely file a formal objection or opposition to any motion, application, or adversary proceeding or other action or proceeding asserting any Settled Litigation;

(h)        oppose and object to any motion, application, adversary proceeding, or cause of action filed with the Bankruptcy Court by any party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (iii) dismissing the Chapter 11 Cases; or (iv) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(i)         oppose any objections filed with the Bankruptcy Court to the Plan, any other Definitive Document, or the Restructuring Transactions;

(j)          support inclusion in the Confirmation Order of (i) findings of fact and conclusions of law acceptable to the Required Consenting BrandCo Lenders that all claims and causes of action asserted in the Adversary Proceeding are Estate Causes of Action and released under the Plan, (ii) an injunction acceptable to the Required Consenting BrandCo Lenders barring any Person from pursuing any such claims or causes of action or any other claims arising out of or related to the facts and circumstances alleged in the Adversary Proceeding, and (iii) a bar order prohibiting the assertion by any party that is not a Released Party of any claim for indemnity or contribution against any Released Party arising out of or reasonably flowing from the claims or allegations in any claim that is released as against the Released Parties under the Plan, in each case to be binding and final from and after the Plan Effective Date;

(k)      (i) prior to the hearing on the Disclosure Statement, take all actions necessary to cause an order acceptable to the Required Consenting BrandCo Lenders, the Debtors and the Required Consenting 2016 Lenders staying the Adversary Proceeding and holding such litigation in abeyance as to all parties to the Adversary Proceeding pending confirmation of the Plan and providing for the automatic dismissal of the Adversary Proceeding with prejudice as to all parties to the Adversary Proceeding upon the occurrence of the Plan Effective Date (the “Adversary Stay and Dismissal Order”) to be submitted to the Bankruptcy Court, (ii) make a request at the hearing on the Disclosure Statement for the Adversary Stay and Dismissal Order to be entered by the Bankruptcy Court, and (iii) support the entry of the Adversary Stay and Dismissal Order by the Bankruptcy Court and deliver all consents necessary thereto;

(l)        inform counsel to the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Term Loan Lenders, and the Creditors’ Committee within two (2) Business Days after becoming aware of (i) any matter or circumstance, that they know or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) a breach of this Agreement (including a breach by any Debtor); or (iii) any representation or statement made or deemed to be made by any Debtor under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(m)     upon reasonable request of any Consenting Creditor Party, reasonably and promptly inform counsel to such party of: (i) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (ii) the status of obtaining any necessary authorizations (including any consents) from each Consenting Creditor Party, any competent judicial body, governmental authority, banking, taxation, supervisory, regulatory body, or any stock exchange.  For the avoidance of doubt, the Debtors shall continue to provide financial data to stakeholders, including the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Term Loan Lenders, and the Creditors’ Committee, as required by the Final DIP Order; and

(n)      negotiate in good faith an amendment to the Debt Commitment Letter to reflect the increase of the Aggregate Rights Offering Amount from $650 million to $670 million and to provide in a manner consistent with the changes that were made to the Backstop Commitment Agreement in connection with the execution of this Agreement that the Backstop Commitment Cash Premium (as defined in the Debt Commitment Letter) shall not be payable if the Backstop Commitment Letter is terminated by any party thereto as a result of (i) the entry of Confirmation Order or the Backstop Order being denied, or any of such orders being reversed, vacated, reconsidered or otherwise ceasing to constitute a final order, (ii) any ruling in the Adversary Proceeding that would render confirmation of the Plan impractical or impossible, or (iii) any applicable law or order of any governmental unit shall prevent or prohibit the confirmation of the Plan or the consummation of a material portion of the transactions contemplated by the Debt Commitment Letter or the other First Lien Exit Facilities Documents (as defined in the Debt Commitment Letter).

7.02      Negative Commitments.  Except as expressly permitted in Section 9.02, during the Agreement Effective Period, each of the Debtors shall not, and shall cause each of its direct and indirect subsidiaries to not, directly or indirectly:

(a)         without the reasonable consent of the Required Consenting BrandCo Lenders, object to, delay, impede, or take any other action or inaction that is reasonably avoidable and would interfere with, delay, or impede the acceptance, implementation, or consummation of the Plan or the Restructuring Transactions;

(b)        take any action or inaction that is inconsistent in any material respect with, or is intended or could reasonably be expected to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions or this Agreement;

(c)         file any motion or pleading, with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent with this Agreement, including the consent rights set forth in Section 3, or the Restructuring Transactions;

(d)         execute or file any Definitive Document with the Bankruptcy Court (including any modifications or amendments thereto) that, in whole or in part, is inconsistent with this Agreement, including the consent rights set forth in Section 3, or the Restructuring Transactions;

(e)         take any other action or inaction in contravention of this Agreement or any Definitive Document, or to the material detriment of the Restructuring Transactions;

(f)         without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, transfer any asset or right of any Debtor or any material asset or right used in the business of the Debtors to any Entity outside the ordinary course of business;

(g)         without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, take any action or inaction that would cause a change to the tax status of any Debtor; or

(h)        without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Consenting BrandCo Lenders, engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions.

Section 8.           Additional Commitments.

8.01      Cooperation and Support.  The Debtors shall provide draft copies of all material pleadings and documents that any Debtor intends to file with or submit to the Bankruptcy Court or any governmental authority (including any regulatory authority), as applicable, and draft copies of all press releases that any Debtor intends to issue regarding this Agreement or the Restructuring Transactions, to Davis Polk & Wardwell LLP, as counsel to the Ad Hoc Group of BrandCo Lenders, Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Group of 2016 Term Loan Lenders, and Brown Rudnick LLP, as counsel to the Creditors’ Committee, at least two (2) Business Days prior to the date when such Debtor intends to file, submit or issue such document to the extent reasonably practicable, but in all events at least one (1) day prior to such date.  Counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed filing with or submission to the Bankruptcy Court.  The Debtors shall provide the advisors to the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Term Loan Lenders, and the Creditors’ Committee with, in each case, upon a minimum of two (2) Business Days’ advance written notice to counsel to the Debtors, (a) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books and records, (b) reasonable access to the management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (c) timely and reasonable responses to all reasonable diligence requests; provided that all rights provided for in this Section 8.01 shall be subject to the terms of any agreements between the Debtors and third parties that may be affected by the exercise of the foregoing rights.  Further, the Debtors shall reasonably consult with counsel to the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Term Loan Lenders, and the Creditors’ Committee regarding any regulatory or other third-party approvals necessary to implement the Restructuring Transactions and share copies of any documents filed or submitted to any regulatory or other governmental authority in connection with obtaining any regulatory or other third-party approvals.

Section 9.          Additional Provisions Regarding Fiduciary Obligations.

9.01      Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require (a) any Debtor or the board of directors, board of managers, or similar governing body of any Debtor, or (b) the Creditors’ Committee or any member thereof (the aforementioned parties collectively as to the Debtors and the Creditors’ Committee, “Fiduciaries”), in each case, acting in their capacity as such, to take any action or to refrain from taking any action to the extent such Fiduciary determines, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, including based on the results of the Independent Investigation; provided that counsel to the Debtors or the Creditors’ Committee, as applicable, shall give notice not later than two (2) Business Days following such determination (with email being sufficient) (a “Fiduciary Out Notice”), to counsel to each other Party to this Agreement following a determination made in accordance with this Section 9.01 to take or not take action, in each case in a manner that would result in a breach of this Agreement.  This Section 9.01 shall not be deemed to amend, supplement or otherwise modify, or constitute a waiver of any Party’s rights to terminate this Agreement pursuant to Section 13 or 9.02 of this Agreement that may arise as a result of any such action or inaction.

9.02      Notwithstanding anything to the contrary in this Agreement:

(a)         Each Debtor and its respective board of directors (or committees thereof, but not any individual director), officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives, each acting in their capacity as such, shall have the right, consistent with their fiduciary duties, to continue to conclusion any ongoing discussions with interested parties and to respond to any inbound indications of interest, but will no longer solicit Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto).

(b)        If any Debtor or the board of directors of any of the Debtors determines, in the exercise of its fiduciary duties, to accept or pursue an Alternative Restructuring Proposal, including by making any written or oral proposal or counterproposal with respect thereto, the Debtors shall notify (with email being sufficient) counsel to the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Term Loan Lenders, and the Creditors’ Committee within two (2) Business Days following such determination and/or proposal or counterproposal (with respect to a notice in respect of an Alternative Restructuring Proposal, an “Alternative Restructuring Counterproposal Notice”).  Upon receipt of such Alternative Restructuring Counterproposal Notice, the Required Consenting BrandCo Lenders shall have the right to terminate this Agreement pursuant to Section 13.01(e) of this Agreement; provided that any such Termination Notice must notify the Debtors that the Required Consenting BrandCo Lenders do not support the applicable Alternative Restructuring Proposal and would intend to credit bid their claims as an alternative to such Alternative Restructuring Proposal.

(c)         The Debtors’ advisors shall provide the advisors to the Ad Hoc Group of BrandCo Lenders, the Ad Hoc Group of 2016 Term Loan Lenders, the Creditors’ Committee, and any other party determined by the Debtors, with (x) regular updates as to the status and progress of any Alternative Restructuring Proposals and (y) reasonable responses to any reasonable information requests related to any Alternative Restructuring Proposals or the Debtors’ actions taken pursuant to this Section 9.02.

(d)         Nothing in this Agreement shall: (a) impair or waive the rights of any Debtor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions, or (b) prevent any Debtor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.  Notwithstanding anything to the contrary in this Agreement, the sole remedy available to any Party upon termination of this Agreement resulting from the Debtors’ exercise of their rights under this Section 9 shall be to terminate this Agreement and no other remedy in equity or in Law, including specific performance or actual or expectation damages, shall be available.

Section 10.          Transfer of Interests and Securities.

10.01     During the Agreement Effective Period, no Consenting Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless (a “Permitted Transfer”):

(a)         the authorized transferee is (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in rules 501(a)(1), (2), (3), and (7) of the Securities Act), or (iv) a Consenting Lender; and

(b)          the transferee (i) executes and delivers to counsel to the Debtors and counsel to the Consenting Creditor Parties in accordance with Section 15.07, within two (2) Business Days of the Transfer, a fully executed Transfer Agreement, (ii) controls, is controlled by, or is under common control with such transferor Consenting Lender or is an affiliate, affiliated fund, or affiliated entity with a common investment advisor therewith that is bound by this Agreement, or (iii) is a Consenting Lender (or controls, is controlled by, or is under common control with a Consenting Lender or is an affiliate, affiliated fund, or affiliated entity with a common investment advisor therewith that is bound by this Agreement) unaffiliated with such transferor Consenting Lender, and, in the case of (iii), the transferee provides notice of such Transfer and the identification of the Consenting Lender that is the transferee or affiliated therewith (including the amount and type of Company Claim/Interest transferred) to counsel to the Debtors and counsel to the Consenting Creditor Parties in accordance with Section 15.07, within two (2) Business Days of the Transfer.

10.02    Upon compliance with the requirements of Section 10.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests.  Any Transfer in violation of Section 10.01 shall be void ab initio.  Any Consenting Lender that effectuates a Transfer in accordance with this Section 10 shall have no liability under this Agreement arising from or related to the failure of the transferee to comply with the terms of this Agreement.

10.03    This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional Company Claims/Interests; provided that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Debtors or counsel to the Consenting Creditor Parties), and (b) such Consenting Lender must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) on a confidential basis to counsel to the Debtors within three (3) Business Days of such acquisition.

10.04    This Section 10 shall not impose any obligation on any Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Lender to Transfer any of its Company Claims/Interests or acquire any Company Claims/Interests.  Notwithstanding anything to the contrary herein, to the extent a Debtor and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

10.05     Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims/Interests shall not (x) be required to be or become a Consenting Lender to effect any Transfer of any Company Claims/Interests by a Consenting Lender to such Qualified Marketmaker or (y) be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker acquired such Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker, (b) such Qualified Marketmaker subsequently Transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor, (c) such subsequent transferee otherwise is a Permitted Transferee under Section 10.01, and (d) such subsequent Transfer otherwise is a Permitted Transfer under Section 10.01.  To the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Company Claims/Interests that the Qualified Marketmaker acquires from a holder of Company Claims/Interests who is not a party hereto without the requirement that the transferee be a Permitted Transferee.  For the avoidance of doubt, to the extent Section 10.01 is applicable to such Transfer, the ultimate Permitted Transferee must deliver a properly executed Transfer Agreement to the Debtors in accordance with Section 15.10 unless such Permitted Transferee is a Consenting Lender as of the date of the Transfer.

10.06    Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 11.          Representations and Warranties of Consenting Lenders.

(a)         Each Consenting Lender, severally, and not jointly, represents and warrants that, as of the date such Consenting Lender executes and delivers this Agreement:

(i)       it is (except as indicated on such Consenting Lender’s signature page with respect to validly executed but unsettled trades), the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Lender’s signature page to this Agreement, a Transfer Agreement or a Joinder, as applicable (as may be updated pursuant to Section 10);

(ii)      the Company Claims/Interests held by it are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(iii)    (A) with respect to settled trades, it has the full power to vote and consent to matters concerning all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and (B) with respect to trades that are not settled by the Voting Record Date (as defined in the Disclosure Statement), it shall use commercially reasonable efforts to exercise all rights it has under the related trade confirmation to cause and direct the applicable record holder to vote and consent to matters concerning all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(iv)     in connection with the Plan, it has the full power to settle and release all Settled Claims arising out of or relating to such Consenting Lender’s Company Claims/Interests or such Consenting Lender’s capacity as a creditor of the Debtors, including, as applicable, as a lender under the 2016 Credit Agreement or the BrandCo Credit Agreement, as applicable.

(b)        In addition to the representations and warranties set forth in Section 11(a), each Consenting Lender, severally, and not jointly, represents and warrants that, as of the date such Consenting Lender executes and delivers this Agreement:

(i)       it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in rules 501(a)(1), (2), (3), and (7) of the Securities Act), and

(ii)      any securities acquired by the Consenting Lender in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 12.          Mutual Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement and as of the Plan Effective Date:

(a)         except as to the Creditors’ Committee, such Party is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)        as to the Creditors’ Committee, it was duly appointed by the Office of the United States Trustee on or about June 24, 2022 (as reconstituted from time to time) and continues to exist as such pursuant to Section 1102 of the Bankruptcy Code;

(c)         the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(d)         except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e)         except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement; and

(f)          it has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel, and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereby.

Section 13.         Termination Events.

13.01    Consenting BrandCo Lender Termination Events. The Required Consenting BrandCo Lenders may terminate this Agreement as to all Parties (except as otherwise provided below), by delivering a Termination Notice to counsel to the Debtors, the Ad Hoc Group of 2016 Term Loan Lenders and the Creditors’ Committee in accordance with Section 15.10 hereof upon the occurrence of any of the following events, unless waived in writing by the Required Consenting BrandCo Lenders (such events, the “Consenting BrandCo Lender Termination Events”):

(a)         the material breach by any Debtor, any Consenting 2016 Lender (or the Ad Hoc Group of 2016 Term Loan Lenders acting at the direction of any Consenting 2016 Lender), or the Creditors’ Committee of any of the representations, warranties, or covenants of the Debtors, the Consenting 2016 Lenders or the Creditors’ Committee, as applicable set forth in this Agreement that remains uncured (to the extent curable) for ten (10) Business Days after the Required Consenting BrandCo Lenders transmit a Breach Notice in accordance with Section 15.10 hereof detailing any such breach; provided, however, that (x) in the case of any breach according to the foregoing by the Creditors’ Committee, the Required Consenting BrandCo Lenders may only terminate this Agreement as to the Creditors’ Committee and (y) in the case of any breach according to the foregoing by a Consenting 2016 Lender, the Required Consenting BrandCo Lenders may only terminate this Agreement as to such Consenting 2016 Lender; provided that, in the case of any breach according to the foregoing by the Ad Hoc Group of 2016 Term Loan Lenders or by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders that hold a majority of the aggregate principal amount of the 2016 Term Loan Claims held by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders, the Required Consenting BrandCo Lenders may terminate this Agreement as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders;

(b)        any of the Milestones set forth in Section 4 (as may be extended or waived in accordance with this Agreement) has not been achieved by the date specified for such Milestone, unless such failure is the result of any act, omission, or delay on the part of the Required Consenting BrandCo Lenders in violation of their obligations under this Agreement;

(c)         any Debtor files, amends, modifies, executes, or enters into, or files a pleading seeking authority to execute, enter into, amend or modify, any Definitive Document that is not in form or substance consistent with this Agreement, including the consent rights of the Required Consenting BrandCo Lenders set forth in Section 3 of this Agreement, or publicly announces its intention to take any such action;

(d)        the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions, or (ii) (A) would prevent the consummation of a material portion of the Restructuring Transactions, and (B) remains in effect for ten (10) Business Days after such terminating Required Consenting BrandCo Lenders transmit a written notice in accordance with Section 15.10 detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)         any Debtor or the Creditors’ Committee (i) provides a Fiduciary Out Notice or Alternative Restructuring Counterproposal Notice to counsel to the Ad Hoc Group of BrandCo Lenders or (ii) publicly announces or executes a definitive agreement with respect to an Alternative Restructuring Proposal; provided, however that in the case of any breach by the Creditors’ Committee according to the foregoing, the Required Consenting BrandCo Lenders may only terminate this Agreement as to the Creditors’ Committee;

(f)         any Debtor files any motion or application seeking authority to sell any material asset or right used in the business of the Debtors to any Entity outside the ordinary course of business without the prior written consent of the Required Consenting BrandCo Lenders, or provides notice thereof to counsel to the Ad Hoc Group of BrandCo Lenders;

(g)        the entry of an order by the Bankruptcy Court or other court of competent jurisdiction, or the filing of a motion or application by any Debtor, any Consenting 2016 Lender, the Ad Hoc Group of 2016 Term Loan Lenders, or the Creditors’ Committee seeking an order (without the prior written consent of the Required Consenting BrandCo Lenders):

(i)       (A) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code; (B) appointing a trustee, receiver, or an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases of a Debtor; (C) dismissing the Chapter 11 Cases; or (D) terminating any of the Debtors’ exclusive right to file a plan pursuant to section 1121 of the Bankruptcy Code;

(ii)      (A) approving the rejection of this Agreement or the Backstop Commitment Agreement, or (B) denying approval of the Backstop Motion;

(iii)     (A) denying confirmation of the Plan, or confirming the Plan pursuant to an order that is not in form and substance consistent with this Agreement, including the consent rights set forth in Section 3, and such order remains in effect for (10) Business Days after entry thereof; (B) reversing or vacating the Confirmation Order; or (C) approving any plan, disclosure statement, or Definitive Document, in any such case, that is not in form or substance consistent with this Agreement, including the consent rights set forth in Section 3; or

(iv)     granting relief from the automatic stay (as set forth in Section 362 of the Bankruptcy Code) authorizing any party or Entity to proceed against any asset of a Debtor in excess of $25 million without the consent of the Required Consenting BrandCo Lenders;

provided that (x) upon any such filing by the Creditors’ Committee, the Required Consenting BrandCo Lenders may terminate this Agreement solely as to the Creditors’ Committee and (y) upon any such filing by any Consenting 2016 Lender, the Required Consenting BrandCo Lenders may terminate this Agreement solely as to such Consenting 2016 Lender; provided that, upon any such filing by the Ad Hoc Group of 2016 Term Loan Lenders or by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders that hold a majority of the aggregate principal amount of the 2016 Term Loan Claims held by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders, the Required Consenting BrandCo Lenders may terminate this Agreement as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders.

(h)        the Debtors take any action or inaction to receive or obtain debtor-in-possession financing, cash collateral usage, exit financing, and/or financing arrangements, other than as expressly contemplated in this Agreement, the Final DIP Order, or with the consent of the Required Consenting BrandCo Lenders;

(i)         [reserved];

(j)         the occurrence and continuation of an event of default under, or the termination of, the Term DIP Credit Agreement (as defined in the Final DIP Order), ABL DIP Credit Agreement (as defined in the Final DIP Order), the Final DIP Order, the Backstop Commitment Agreement, or the Equity Rights Offering Documents;

(k)        any Debtor, any Consenting 2016 Lender, the Ad Hoc Group of 2016 Term Loan Lenders, or the Creditors’ Committee (i) investigates, asserts, prosecutes, or supports, directly or indirectly, including by filing any document in support of, propounding discovery in support of, advocating to the Bankruptcy Court in favor of, or transfers material work product in furtherance of another’s support of (except to the extent the transferor in complying with applicable Law), any Settled Litigation or (ii) consents to the standing of any third party to bring a motion, application, adversary proceeding, or other action or proceeding in respect of any Settled Litigation; provided that (x) upon any such action or consent by the Creditors’ Committee, the Required Consenting BrandCo Lenders may terminate this Agreement solely as to the Creditors’ Committee and (y) upon any such action or consent by any Consenting 2016 Lender, the Required Consenting BrandCo Lenders may terminate this Agreement solely as to such Consenting 2016 Lender; provided that, upon any such action or consent by the Ad Hoc Group of 2016 Term Loan Lenders or by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders that hold a majority of the aggregate principal amount of the 2016 Term Loan Claims held by Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders, the Required Consenting BrandCo Lenders may terminate this Agreement as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders;

(l)         the failure of the Debtors to promptly pay the reasonable fees and expenses of the Ad Hoc Group of BrandCo Lenders in accordance with this Agreement;

(m)       any Debtor enters into any key employee incentive plan or key employee retention plan, any new or amended agreement regarding executive compensation, or other compensation agreement, in each case, outside of the ordinary course of business without obtaining the prior written consent of the Required Consenting BrandCo Lenders;

(n)        the failure of the Consenting 2016 Lenders to constitute holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of, in the aggregate, at least two-thirds of the aggregate outstanding principal amount of 2016 Term Loans (inclusive of validly executed but unsettled trades as to which such Consenting 2016 Lenders have the power to direct the vote and consent in respect of such 2016 Term Loans); provided that, in such event, the Required Consenting BrandCo Lenders may terminate this Agreement solely as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders; or

(o)       the Adversary Stay and Dismissal Order shall not have been entered by the Bankruptcy Court on or before February 24, 2023, or shall have been vacated, withdrawn, terminated, amended or otherwise no longer in full force and effect with respect to any plaintiff to the Adversary Proceeding; provided that, in such event, the Required Consenting BrandCo Lenders may terminate this Agreement solely as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders.

13.02    Consenting 2016 Lender Termination Events. The Required Consenting 2016 Lenders may terminate this Agreement as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders by delivering a Termination Notice to counsel to the Debtors, the Ad Hoc Group of BrandCo Lenders, and the Creditors’ Committee in accordance with Section 15.10 hereof upon the occurrence of any of the following events, unless waived in writing by the Required Consenting 2016 Lenders (such events, the “Consenting 2016 Lender Termination Events”):

(a)         the material breach by any Debtor, the Consenting BrandCo Lenders holding a majority of the 2020 Term B-1 Loan Claims and the 2020 Term B-2 Loan Claims held by the Ad Hoc Group of BrandCo Lenders, or the Creditors’ Committee of any of the representations, warranties, or covenants of the Debtors, the Consenting BrandCo Lenders, or the Creditors’ Committee, as applicable, set forth in this Agreement that remains uncured (to the extent curable) for ten (10) Business Days after the Required Consenting 2016 Lenders transmit a Breach Notice in accordance with Section 15.10 hereof detailing any such breach;

(b)       this Agreement or the Plan is amended or modified without the prior written consent of the Required Consenting 2016 Lenders in any manner that has a material, disproportionate and adverse effect on the treatment or economic recovery of the OpCo Term Loan Claims (including in a manner that disproportionately and materially adversely affects OpCo Term Loan Claims as a class as compared to 2020 Term B-2 Loan Claims as a class);

(c)        the termination of the Backstop Commitment Agreement as to the 2016 Lender Equity Commitment Parties (as defined in the Backstop Commitment Agreement); or

(d)       the Debtors (i) (A) provide a Fiduciary Out Notice to counsel to the Ad Hoc Group of 2016 Term Lenders or (B) publicly announce or execute a definitive agreement with respect to an Alternative Restructuring Proposal, and (ii) publicly announce their intention to withdraw the Plan and not support the Restructuring Transactions.

13.03    Creditors’ Committee Termination Events.  The Creditors’ Committee may terminate this Agreement as to itself, by delivering a Termination Notice to counsel to the Debtors, the Consenting BrandCo Lenders and the Consenting 2016 Lenders in accordance with Section 15.10 hereof upon the occurrence of any of the following events, unless waived (such events, the “Creditors’ Committee Termination Events” and, together with the Consenting BrandCo Lender Termination Events and the Consenting 2016 Lender Termination Events, the “Consenting Creditor Parties Termination Events”):

(a)  the material breach by a Debtor or the Required Consenting BrandCo Lenders of any of the representations, warranties, or covenants of the Debtors or the Consenting BrandCo Lenders, as applicable, set forth in this Agreement that (i) adversely affects the rights, obligations, or interests of holders of General Unsecured Claims and/or Unsecured Notes Claims and (ii) remains uncured (to the extent curable) for ten (10) Business Days after the Creditors’ Committee transmits a Breach Notice in accordance with Section 15.10 hereof detailing any such breach; or

(b)        this Agreement or the Plan is amended or modified without the prior written consent of the Creditors’ Committee in any manner that is adverse to the treatment of General Unsecured Claims and/or Unsecured Notes Claims.

13.04    Debtor Termination Events. Any Debtor may terminate this Agreement as to all Parties (except as otherwise provided below) by delivering written notice to all Parties in accordance with Section 15.10 hereof upon the occurrence of any of the following events (such events, the “Debtor Termination Events” and, together with the Consenting Lender Termination Events, the “Termination Events”):

(a)         the board of directors, board of managers, restructuring officer, or such similar governing body of any Debtor determines in good faith, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or its compliance with applicable Law, or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(b)         the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions, and (ii) remains in effect for ten (10) Business Days after such terminating Debtor transmits a written notice in accordance with Section 15.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Debtor that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(c)         the material breach by any Consenting Lender or the Creditors’ Committee of any of the representations, warranties, or covenants made thereby set forth in this Agreement that  remains uncured for a period of ten (10) Business Days after the receipt by counsel to the Creditors’ Committee, the Ad Hoc Group of BrandCo Lenders, and the Ad Hoc Group of 2016 Term Loan Lenders of a Breach Notice; provided, however, that (x) in the case of a breach by the Creditors’ Committee according to the foregoing, the Debtors may solely terminate this Agreement as to the Creditors’ Committee, (y) in the case of a breach by any Consenting BrandCo Lender according to the foregoing, the Debtors may choose to terminate this Agreement solely as to such Consenting BrandCo Lender, and (z) in the case of a breach by any Consenting 2016 Lender according to the foregoing, the Debtors may solely terminate this Agreement as to such Consenting 2016 Lender;

(d)        the failure of the Consenting BrandCo Lenders to constitute holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of, in the aggregate, at least two-thirds of the aggregate outstanding principal amount of 2020 Term B-1 Loans;

(e)         the failure of the Consenting BrandCo Lenders to constitute holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of, in the aggregate, at least two-thirds of the aggregate outstanding principal amount of 2020 Term B-2 Loans;

(f)      the failure of the Consenting 2016 Lenders to constitute holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of, in the aggregate, at least two-thirds of the combined aggregate amount of (i) Allowed 2016 Term Loan Claims (inclusive of validly executed but unsettled trades as to which such Consenting 2016 Lenders have the power to direct the vote and consent in respect of such 2016 Term Loans) and (ii) Allowed 2020 Term B-3 Loan Claims; provided that, in such event, the Debtors may terminate this Agreement solely as to all Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders.; or

(g)        the failure of the Required Consenting BrandCo Lenders to, by March 2, 2023, reach an agreement with the Debtors on the terms and conditions of the Global Bonus Program in a form and manner consistent with this Agreement, the Executive Employment Term Sheet and the Executive Severance Term Sheet (as applicable); provided that so long as the Required Consenting BrandCo Lenders continue to negotiate such terms in good faith, the Debtors shall not terminate this Agreement.

13.05    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting BrandCo Lenders; (b) the Required Consenting 2016 Lenders; (c) the Creditors’ Committee; and (d) each Debtor.

13.06    Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the occurrence of the Plan Effective Date.

13.07   Effect of Termination. Upon the occurrence of a Termination Date as to a Party, except as provided in this section or Section 6 hereof, this Agreement shall be of no further force or effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon a termination of this Agreement solely as to the Creditors’ Committee or that arises from any breach of this Agreement by the Creditors’ Committee, the other Parties shall have no further obligations to the Creditors’ Committee hereunder, or to any other Party with respect to the treatment of General Unsecured Claims and/or Unsecured Notes Claims under the Plan.  Upon a termination of this Agreement solely as to the Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders or that arises from any breach of this Agreement by the Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders, the other Parties shall have no further obligations to the Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders with respect to the treatment of their OpCo Term Loan Claims under the Plan as provided under this Agreement, and the treatment of the OpCo Term Loan Claims of such Consenting 2016 Lenders may be reverted to the treatment contemplated under the Original RSA; provided that such terminated Consenting 2016 Lenders shall retain all rights to contest such treatment.  Upon the occurrence of a Termination Date other than pursuant to Section 13.06, (x) any and all consents or ballots tendered prior to such Termination Date by the Parties subject to such termination shall automatically be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Plan, the Restructuring Transactions or otherwise; and (y) such ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Debtors allowing such change or resubmission); provided, however, that any Consenting Lender withdrawing or changing its vote pursuant to this Section 13.07 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement.  Nothing in this Agreement shall be construed as prohibiting any Party from contesting whether any such termination is in accordance with the terms of this Agreement or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party or the ability of any Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any other Party.  No purported termination of this Agreement shall be effective under this Section 13.07 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, with such material breach causing, or resulting in, the occurrence of one or more Termination Events.  Nothing in this Section 13.07 shall restrict any Debtor’s right to terminate this Agreement in accordance with Section 13.04(a).  Following the occurrence of a Termination Date, the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Debtors’ obligations in Section 15.22 of this Agreement up to and including such Termination Date, and after any such Termination Date arising under Section 13.06; and (c) Sections 1.02, 6.01, 6.02, 13.07, 15.01, 15.02, 15.04, 15.05, 15.06, 15.07, 15.08, 15.09, 15.10, 15.11, 15.13, 15.14, 15.15, 15.16, 15.17, 15.18, and 15.19 hereof.  The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action or delivering any notice necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.  For the avoidance of doubt, in the event that any provision of this Section 13.07 conflicts with Section 6 hereof, Section 6 shall control.

Section 14.          Amendments and Waivers.

(a)      Except as otherwise set forth in this Section 14, this Agreement (including the exhibits, annexes, and schedules hereto (including the Plan)) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner without the prior written consent of each of the Debtors and the Required Consenting BrandCo Lenders; provided that (i) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on the rights of the holders of General Unsecured Claims and/or Unsecured Notes Claims, then the consent of the Creditors’ Committee shall also be required to effectuate such modification, amendment, waiver, or supplement; (ii) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on the treatment or economic recovery of the OpCo Term Loan Claims (including in a manner that disproportionately and materially adversely affects OpCo Term Loan Claims as a class as compared to 2020 Term B-2 Loan Claims as a class), then the consent of the Required Consenting 2016 Lenders shall also be required to effectuate such modification, amendment, waiver, or supplement; and (iii) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on the treatment or economic recovery of any of the Company Claims/Interests held by a Consenting Lender, then the consent of each such affected Consenting Lender shall also be required to effectuate such modification, amendment, waiver, or supplement.

(b)         Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(c)         The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

(d)         Any consent or waiver contemplated in this Section 14 may be provided by electronic mail from counsel to the relevant Party.

Section 15.          Miscellaneous.

15.01     Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02     Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.  In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto (including the Plan), this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03    Further Assurances. Subject to the other terms of this Agreement during the Agreement Effective Period, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

15.04    Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05     GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06    TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.07    Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.  No Party or its advisors shall disclose to any Person or Entity (including, for the avoidance of doubt, any other Party) the holdings information of any Consenting Lender without such Consenting Lender’s prior written consent; provided that signature pages executed by Consenting Lenders shall be delivered to (a) all Consenting Lenders in redacted form that removes the details of such Consenting Lenders’ holdings of the Company Claims/Interests listed thereon, (b) the Debtors in unredacted form (to be held by the Debtors on a professionals’ eyes-only basis), and (c) the Creditors’ Committee in redacted form that removes the details of Consenting Lenders’ holdings of the Company Claims/Interests listed thereon.  Any public filing of this Agreement, with the Bankruptcy Court or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the holdings of each Consenting Lender, unless specifically required by the Bankruptcy Code.

15.08    Rules of Construction. This Agreement is the product of negotiations among the Debtors and the Consenting Creditor Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Debtors and the Consenting Creditor Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09    Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 10, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person or Entity.

15.10    Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)         if to a Debtor, to:

Revlon, Inc.
55 Water St., 43rd Floor
New York, NY 10041-0004
Attention: Andrew Kidd, EVP, General Counsel
   Matthew Kvarda, Interim Chief Financial Officer
Email:       Andrew.Kidd@revlon.com
                  Mkvarda@alvarezandmarsal.com

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile: (212) 757-3990
Attention: Paul M. Basta
  Alice B. Eaton
  Kyle J. Kimpler
  Robert A. Britton
  Brian Bolin
  Sean A. Mitchell
Email:      pbasta@paulweiss.com
  aeaton@paulweiss.com
  kkimpler@paulweiss.com
  rbritton@paulweiss.com
  bbolin@paulweiss.com
  smitchell@paulweiss.com

(b)         if to the Consenting BrandCo Lenders:

To the address set forth on its signature page hereto or such Consenting BrandCo Lender’s Transfer Agreement or Joinder, as applicable with copies to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Facsimile: (212) 701-5331
Attention: Eli J. Vonnegut
                 Angela M. Libby
   Stephanie Massman
Email:       eli.vonnegut@davispolk.com
   angela.libby@davispolk.com
   stephanie.massman@davispolk.com

(c)          if to the Consenting 2016 Lenders:

To the address set forth on such Consenting 2016 Lender’s Transfer Agreement or Joinder, as applicable with copies to:

Akin Gump Strauss Hauer & Feld LLP
2001 K Street, N.W.
Washington, D.C. 20006
Facsimile: (202) 887-4288
Attention: James Savin
                 Kevin Zuzolo
Email:       jsavin@akingump.com
   kzuzolo@akingump.com

(d)          if to the Creditors’ Committee:

Brown Rudnick LLP
Seven Times Square
New York, New York 10036
Facsimile: (212) 209-4801
Attention: Robert J. Stark
                 Bennett S. Silverberg
Email:       rstark@brownrudnick.com
   bsilverberg@brownrudnick.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.11     Reservation of Rights; Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason pursuant to Section 13 (other than pursuant to Section 13.06), the Parties each fully reserve any and all of their respective rights, remedies, claims, and interests, subject to Sections 14 and Section 6 herein, in the case of any claim for breach of this Agreement.  Further, nothing herein shall be construed to prohibit any Party from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, during the Agreement Effective Period, such appearance and the positions advocated in connection therewith are consistent with this Agreement and any Definitive Document and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying, or preventing the consummation of the Restructuring Transactions.

15.12    Independent Due Diligence and Decision-Making. Each Consenting Creditor Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions, and prospects of the Debtors.

15.13    Settlement or Compromise. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms, pursue the consummation of the Restructuring Transactions, or the payment of damages to which a Party may be entitled under this Agreement.

15.14    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and, except as otherwise provided herein (including Section 6.02 hereof), each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.  Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect, or consequential damages or damages for lost profits.

15.15    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Consenting Creditor Parties under this Agreement are, in all respects, several and not joint.

15.16    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.17    Remedies Cumulative. Except as otherwise provided herein (including Section 6.02 hereof), all rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.18     Capacities of Consenting Lenders. Each Consenting Lender has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

15.19    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 14, or otherwise, including a written approval by the Debtors, the Required Consenting BrandCo Lenders, the Required Consenting 2016 Lenders, and the Creditors’ Committee, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

15.20    Enforceability of Agreement. Each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

15.21  Relationship among Consenting Creditor Parties.

(a)      None of the Consenting Creditor Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, any Consenting Creditor Party, any Debtor, or any of the Debtor’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Lenders as a result of this Agreement or the transactions contemplated herein or in the Plan, in each case except as expressly set forth in this Agreement.  Nothing contained in this Agreement, and no action taken by any Consenting Lender pursuant hereto is intended to constitute the Consenting Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Consenting Lender is in any way acting in concert or as a member of a “group” with any other Consenting Lender or Consenting Lenders within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. As of the date hereof and for so long as this Agreement remains in effect, the Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Debtors and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder.

(b)      The Debtors acknowledge that the Consenting Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Consenting Lenders and the Debtors acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Lenders that principally manage and/or supervise such Consenting Lender’s investment in the Debtors, and shall not apply to any other trading desk or business group of such Consenting Lender so long as they are not acting at the direction or for the benefit of such Consenting Lender.

15.22    Fees and Expenses. The Debtors shall promptly pay or reimburse when due all reasonable and documented fees and expenses of (a) the BrandCo Lender Group Advisors incurred prior to and during the Agreement Effective Period and after any termination pursuant to Section 13.06, and (b) subject to the terms and conditions set forth herein or in the Final DIP Order and consistent with the orders and procedures applicable to the payment of compensation to estate professionals, the Creditors’ Committee; provided that nothing herein shall alter or modify the Debtors’ payment obligations under the Final DIP Order or any other order of the Bankruptcy Court governing compensation of estate professionals.  On the Plan Effective Date, subject to the terms and conditions set forth in the Plan and so long as this Agreement has not been terminated as to all of the Consenting 2016 Lenders that are members of the Ad Hoc Group of 2016 Term Loan Lenders, the Debtors shall pay or reimburse all reasonable and documented fees and expenses of (x) the 2016 Term Loan Lender Group Advisors incurred prior to February 16, 2023, in an aggregate amount not to exceed $11 million (excluding any fees and expenses paid to the 2016 Term Loan Lender Group Advisors prior to February 16, 2023) and (y) Akin Gump Strauss Hauer & Feld LLP, as counsel to the Ad Hoc Group of 2016 Term Loan Lenders, incurred after February 16, 2023 through the Plan Effective Date, in an aggregate amount not to exceed $350,000 per month (with such cap prorated for any partial months during such period); provided that such fees and expenses referenced in this clause (y) shall be limited to amounts incurred in furtherance of the Restructuring Transactions and shall be subject to the limitations on the use of funds set forth in paragraph 28 of the Final DIP Order.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

REVLON, INC., and each of the Debtors
listed on Exhibit A to this Agreement

By:	/s/ Robert M. Caruso
Name:	Robert M. Caruso
Title:	Authorized Signatory

[Debtor Signature Page to Amended and Restated Restructuring Support Agreement]

Consenting BrandCo Lender Signature Page to
the Amended and Restated Restructuring Support Agreement

[Consenting BrandCo Lender Signature Pages are on file with the Debtors]

[Consenting BrandCo Lender Signature Page to Amended and Restated Restructuring Support Agreement]

Consenting 2016 Lender Signature Page to
the Amended and Restated Restructuring Support Agreement

[Consenting 2016 Lender Signature Pages are on file with the Debtors]

[Consenting 2016 Lender Signature Page to Amended and Restated Restructuring Support Agreement]

Creditors’ Committee Signature Page to
the Amended and Restated Restructuring Support Agreement

[Creditors’ Committee Signature Page is on file with the Debtors]

[Creditors’ Committee Signature Page to Amended and Restated Restructuring Support Agreement]

Exhibit A

Debtors

Revlon, Inc.
Elizabeth Arden USC, LLC
BrandCo Almay 2020 LLC
Elizabeth Arden, Inc.
BrandCo Charlie 2020 LLC
FD Management, Inc.
Revlon Consumer Products Corporation
BrandCo CND 2020 LLC
North America Revsale Inc.
OPP Products, Inc.
Almay, Inc.
BrandCo Curve 2020 LLC
RDEN Management, Inc.
BrandCo Elizabeth Arden 2020 LLC
Art & Science, Ltd.
Realistic Roux Professional Products Inc.
Roux Laboratories, Inc.
BrandCo Giorgio Beverly Hills 2020 LLC
Revlon Development Corp.
Roux Properties Jacksonville, LLC
BrandCo Halston 2020 LLC
Revlon Government Sales, Inc.
SinfulColors Inc.
BrandCo Jean Nate 2020 LLC
RML, LLC
Revlon International Corporation
Bari Cosmetics, Ltd.
PPI Two Corporation
Revlon Professional Holding Company LLC
BrandCo Mitchum 2020 LLC
Revlon (Puerto Rico) Inc.
Riros Corporation
BrandCo Multicultural Group 2020 LLC
Elizabeth Arden (UK) Ltd.
Riros Group Inc.
Beautyge Brands USA, Inc.
Elizabeth Arden (Canada) Limited
BrandCo PS 2020 LLC
BrandCo White Shoulders 2020 LLC
Revlon Canada Inc.
Beautyge USA, Inc.

Beautyge I
Charles Revson Inc.
Beautyge II, LLC
Creative Nail Design, Inc.
Cutex, Inc.
DF Enterprises, Inc.
Elizabeth Arden (Financing), Inc.
Elizabeth Arden Investments, LLC
Elizabeth Arden NM, LLC
Elizabeth Arden Travel Retail, Inc.

Exhibit B

Plan

Exhibit C

First Lien Exit Facilities Term Sheet

[Joinder to Amended and Restated Restructuring Support Agreement]

Exhibit D

Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Amended and Restated Chapter 11 Restructuring Support Agreement, dated as of February 21, 2023 (the “Agreement”),1 by and among Revlon and its affiliates and subsidiaries bound thereto and the Consenting Creditor Parties, and agrees to be bound by the terms and conditions thereof, and shall be deemed a (a) “Consenting Creditor Party” and (b) “Consenting BrandCo Lender” or “Consenting 2016 Lender”, as applicable, under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement applicable to a Consenting Creditor Party as of the date hereof and any further date specified in the Agreement, in each case, applicable to such class of Consenting Creditor Party.

Date Executed:

Name:
Title:
Address:
Email address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
ABL DIP Facility
Term DIP Facility
FILO ABL Claims
2020 Term B-1 Loan Claims
2020 Term B-2 Loan Claims
2020 Term B-3 Loan Claims
2016 Term Loan Claims
Unsecured Notes Claims
General Unsecured Claims
Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

[Joinder to Amended and Restated Restructuring Support Agreement]

Exhibit E

Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Amended and Restated Chapter 11 Restructuring Support Agreement, dated as of February 21, 2023 (the “Agreement”),1 by and among the Debtors and the Consenting Creditor Parties, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a (a) “Consenting Creditor Party” and (b) “Consenting BrandCo Lender” or “Consenting 2016 Lender”, as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained in the Agreement applicable to a Consenting Creditor Party as of the date of the Transfer, including the agreement to be bound by the vote of (and release of claims and actions by) the Transferor if such vote was cast (or release granted) before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
Email address(es):

Aggregate Principal Amounts Beneficially Owned or Managed on Account of:
ABL DIP Facility
Term DIP Facility
FILO ABL Claims
2020 Term B-1 Loan Claims
2020 Term B-2 Loan Claims
2020 Term B-3 Loan Claims
2016 Term Loan Claims
Unsecured Notes Claims
General Unsecured Claims
Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

[Transfer Agreement to Amended and Restated Restructuring Support Agreement]